Exhibit 1

BRITISH AMERICAN TOBACCO p.l.c.
NOTIFICATION IN ACCORDANCE WITH LISTING RULE 9.6.14R(2)

Notification is made in accordance with Listing Rule 9.6.14R(2) that Dr Marion Helmes, a Non-Executive Director of British American Tobacco p.l.c., has been appointed as a member of the Supervisory Board of Heineken N.V., a company listed on Euronext Amsterdam Stock Exchange, effective 19 April 2018.

S Kerr
Assistant Secretary

20 April 2018

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